AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement"), is entered into as of this 7th day of May, 2021, by, between and among Lake Victoria Mining Company, Inc., an Oklahoma corporation ("LVCA"), Victoria Lake, Inc., an Oklahoma corporation ("VLOK"), and Lake Express, Inc., an Oklahoma corporation (“LEOK").

WHEREAS, LVCA is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital of Six Hundred Million (600,000,000) shares of stock, of which Five Hundred Million (500,000,000) shares are designated as Common Stock, having a par value of $.00001 per share (the "LVCA Common Stock"), and One Hundred Million (100,000,000) shares are designated as Preferred Stock, having a par value $.00001 of which One Hundred Sixty-seven Million Three Hundred Twenty-nine Thousand and Sixty-seven (167,329,067) shares of the LVCA Common Stock are issued and outstanding and Two Thousand (2,000) shares of the Series L Preferred Stock are issued and outstanding; and

WHEREAS, VLOK is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital of Six Hundred Million (600,000,000) shares of stock, of which Five Hundred Million (500,000,000) shares are designated as Common Stock, having a par value of $.00001 per share (the "VLOK Common Stock"), and One Hundred Million (100,000,000) shares are designated as Preferred Stock, having a par value $.00001 of which One Thousand (1,000) shares of the VLOK Common Stock are issued and outstanding; and

WHEREAS, LEOK is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital of Six Hundred Million (600,000,000) shares of stock, of which Five Hundred Million (500,000,000) shares are designated as Common Stock, having a par value of $.00001 per share (the "LEOK Common Stock"), and One Hundred Million (100,000,000) shares are designated as Preferred Stock, having a par value $.00001 of which One Thousand (1,000) shares of the LEOK Common Stock are issued and outstanding; and

WHEREAS, the respective Boards of Directors of LVCA, VLOK, and LEOK have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma (“OGCL”), under which VLOK would survive as the holding company (as successor issuer only), by the merger of LVCA, with and into LEOK (surviving constituent corporation), and with each holder of shares of LVCA Stock owing an equal number of shares of VLOK Stock which formerly represented the holder’s shares of LVCA Stock; and

WHEREAS, under the respective Certificates of Incorporation of LVCA and VLOK, the VLOK Stock has the same designations, rights and powers and preferences, and the qualifications, limitations, and restrictions thereof, as the LVCA Stock which will be exchanged therefore pursuant to the holding company reorganization; and

WHEREAS, the Certificate of Incorporation and Bylaws of VLOK, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws of LVCA immediately prior to the merger, other than the differences permitted by the OGCL; and

WHEREAS, the Certificate of Incorporation of LEOK is identical to the Certificate of Incorporation of LVCA immediately prior to the merger, other than differences permitted by the OGCL, pursuant to this Reorganization Agreement; and

WHEREAS, the Boards of Directors of LVCA, VLOK, and LEOK have approved this Reorganization Agreement, shareholder approval not being required pursuant to Section 1081(g) of the OGCL; and

WHEREAS, the parties hereto intend that the reorganization contemplated by this Reorganization Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, LVCA, VLOK, and LEOK hereby agree as follows:

1)Merger. LVCA shall be merged with and into LEOK (the "Merger"), and LEOK shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing an executed copy of this Reorganization Agreement with the Secretary of State of the State of Oklahoma in accordance with Section 1081(g) of the OGCL (the "Effective Time").

2)Succession. At the Effective Time, the separate corporate existence of LVCA shall cease, and LEOK shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of LVCA, and LEOK shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of LVCA, including, without limitation, all outstanding indebtedness of LVCA, all in the manner and as more fully set forth in Section 1081(g) of the OGCL.

3)Directors. The Directors of LVCA immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and VLOK at and after the Effective Time until their successors are duly elected and qualified.

4)Officers. The officers of LVCA immediately preceding the Effective Time shall be the officers of the Surviving Corporation and VLOK at and after the Effective Time, to serve at the pleasure of the Board of Directors of VLOK.

5)Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a)each share of LVCA Stock issued and outstanding immediately prior to the Effective Time shall represent one (1) fully paid and non-assessable share of VLOK Stock as the successor issuer;

b)each share of LVCA Stock held in the treasury of LVCA immediately prior to the Effective Time shall be cancelled and retired;

c)each share of VLOK Stock issued and outstanding in the name of LVCA immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of VLOK Stock.

6)Other Agreements. At the Effective Time, VLOK shall assume any obligation of LVCA to deliver or make available shares of LVCA Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which LVCA is a party. Any reference to LVCA Stock under any such agreement or employee benefit plan shall be deemed to be a reference to LVCA Stock and one share of VLOK Stock shall be issuable in lieu of each share of LVCA Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

7)Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of LVCA such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of LVCA, and otherwise to carry out the purposes of this Reorganization Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of LVCA or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8)Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of LVCA Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of VLOK Stock as the successor issuer, as the case may be, into which the shares of LVCA Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of VLOK and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to VLOK or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of VLOK Stock, as the case may be, evidenced by such outstanding certificate on the shares held prior to the reorganization provided for herein. VLOK is a successor issuer only and there is no new issuance of stock under this Reorganization.

9)Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify, or supplement this Reorganization Agreement prior to the Effective Time.

10)Compliance with Section 1081(g) of the OGCL. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(g) of the OGCL, including without limitation, the following: The One Thousand (1,000) book entry shares held by LVCA in VLOK in the amount immediately prior to the closing of this Agreement are hereby cancelled on the books and records of VLOK.

11)Certificate of Incorporation and Bylaws of VLOK. At the Effective Time, the Certificate of Incorporation and Bylaws of VLOK shall be in the form of the Certificate of Incorporation and Bylaws of LVCA, as in effect immediately prior to the Effective Time.

12)Directors of VLOK. At the Effective Time, the Directors of LVCA immediately prior to the Effective Time shall be the Directors of VLOK until their successors are elected and qualified.

13)Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and VLOK contemplated by this Agreement, each of the Surviving Corporation and VLOK shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.

14)Termination. This Reorganization Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Reorganization Agreement by the respective Board of Directors of LVCA, VLOK, and LEOK, by action of the Board of Directors of LVCA if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of LVCA and its stockholders.

15)Counterparts. This Reorganization Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

16)Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Reorganization Agreement.

17)Governing Law. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

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IN WITNESS WHEREOF, LVCA, VLOK, and LEOK have caused this Reorganization Agreement to be executed and delivered as of the date first above.

LAKE VICTORIA MINING COMPANY, INC.

an Oklahoma corporation

_____________________________

G. Reed Petersen, President

VICTORIA LAKE, INC.

an Oklahoma corporation

_____________________________

G. Reed Petersen, President

LAKE EXPRESS, INC.

an Oklahoma corporation

_____________________________

G. Reed Petersen, President